CONTACTS: James Winschel, Senior Vice President and Chief Financial Officer

Jill Baker, Director of Investor Relations

(781) 434-4118

PAREXEL INTERNATIONAL UPDATES EARNINGS GUIDANCE

IN CONJUNCTION WITH INVESTOR CONFERENCE

Boston, MA, April 8, 2003 -- PAREXEL International Corporation (Nasdaq: PRXL) will update forward-looking earnings expectations for the third quarter of Fiscal Year 2003 and for Fiscal 2003 in its entirety at its Investor conference being held tomorrow in New York City.

For the third quarter of Fiscal Year 2003, the Company anticipates reporting net revenue in the range of $130 to $132 million and earnings per diluted share of $0.17 (versus previously issued revenue guidance of $130 to $135 million and earnings per diluted share guidance of $0.17 to $0.18). For the fourth quarter of Fiscal 2003, the Company anticipates reporting net revenue in the range of $133 to $136 million and earnings per diluted share in the range of $0.19 to $0.21 (there was no previously issued guidance for this period). Consequently, for Fiscal Year 2003 (ending June 30, 2003), the Company anticipates reporting net revenue in the range of $505 to $510 million (versus previously issued revenue guidance of $505 to $515 million) and earnings per diluted share in the range of $0.50 to $0.52 as defined by Generally Accepted Accounting Principles (GAAP). Proforma earnings per diluted share for Fiscal 2003 are expected to be $0.64 to $0.66 (versus previously issued proforma earnings per diluted share guidance of $0.64 to $0.67), which does not include the impact of a $5.9 million facilities-related restructuring charge recorded in the second quarter of FY 2003 as a result of changes in prior assumptions regarding certain previously abandoned leased facilities. The Company believes that presenting this proforma information gives investors a better indicator of the Company's expectations for earnings going forward. Management uses this proforma information internally to evaluate the Company's performance and manage its operations because management believes that this proforma information facilitates period to period comparisons.

The estimated financial statement impact of the second quarter FY 2003 charge, resulting in the aforementioned estimated Fiscal 2003 GAAP numbers, is detailed in the chart below which is intended to reconcile the proforma earnings per diluted shares to the GAAP earnings per diluted share:

Reductions in:
Operating Income	$5,886
Pre-tax Income	5,886
Taxes	2,119
Net Income	3,767
Fully-diluted EPS	$ 0.14

For Calendar 2003, expectations are for net revenue to be in the range of $520 to $540 million, and diluted earnings per share to be in the range of $0.76 to $0.79 (versus previously issued revenue guidance of $530 to $550 million and diluted earnings per share of between $0.76 to $0.80).

Those who wish to listen to the Investor Day presentations and to view the accompanying slides should log onto the Company's website at www.parexel.com and click on "Investor Relations," then "Webcast/Audio Archives", at least 15 minutes prior to the event's broadcast which will start at 8:30 a.m. EST. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. In addition, an archived version of the event's presentations will be located in the Investor Relations section of PAREXEL's website.

PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of sophisticated and innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), electronic data capture, and electronic diary solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL's integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 58 locations throughout 35 countries around the world, and has approximately 5,120 employees.

This release contains "forward-looking" statements regarding future results and events, including statements regarding the Company's expected financial results. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects", "intends", "appears", "estimates", "projects" and similar expressions are intended to identify forward-looking statements. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the cancellation, revision, or delay of contracts, including those contracts in backlog; the Company's dependence on certain industries and clients; the Company's ability to win new business, manage growth, and attract and retain employees; the Company's ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of certain industries and clients; competition and consolidation within the pharmaceutical industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic and political risks. Such factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Form 10-Q for the quarter ended December 31, 2002, as filed with the Securities and Exchange Commission, which "Risk Factors" discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.